Exhibit 99.1

NEWS RELEASE

Contact: David Higie
Phone: (412) 269-6449
Release: Immediate (May 8, 2012)

BAKER REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today announced its financial results for the first quarter of 2012.

Unless noted otherwise, the information and discussion contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-Q, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations. Included in continuing operations are the financial results of RBF Consulting (RBF), which Baker acquired effective October 1, 2011.

For the quarter, Baker reported net income from continuing operations of $1.0 million, or $0.10 per diluted share, on revenues of $151.7 million, compared to net income from continuing operations of $0.7 million, or $0.08 per diluted share, on revenues of $121.0 million in the first quarter of 2011.

The 25 percent increase in first-quarter 2012 revenues resulted primarily from the addition of $25.9 million in revenues from RBF and increases in certain key Transportation segment projects, including U.S. Highway 290 in Texas and work performed for the Maryland Aviation Administration. This increase was partially offset by a decrease in work performed by the Federal segment for FEMA and the U.S. Army Corp of Engineers (USACE)-Middle East District.

Operating income from continuing operations for both the first quarter of 2012 and 2011 was $1.4 million. These 2012 results were driven primarily by gains in revenue volume and project mix in the Transportation segment, which was largely offset by a decrease in the Federal segment’s operating income due to increased costs related to pursuing international work, the aforementioned decrease in work for FEMA and the USACE-Middle East District.

Selling, general and administrative expenses expressed as a percentage of revenue were 14.8 percent for the current period compared to 16.3 percent for the first quarter of 2011. This decrease is attributable to the period-over-period decrease in SG&A personnel, excluding the impact of RBF.

The Company’s effective rate for income taxes from continuing operations was 38.0 percent at April 1, 2012, compared to 37.5 percent at March 31, 2011.

Total backlog at April 1, 2012, was $1.65 billion, compared to $1.59 billion at December 31, 2011. Of these totals, $681 million and $685 million, respectively, are considered funded backlog.

On the balance sheet as of April 1, 2012, the Company had cash and investment balances of $60.1 million, compared to $48.4 million at December 31, 2011, and no debt. Net cash provided by operating activities in the current period was $13.3 million, compared to $7.0 million in the year-ago quarter.

-more-

ADD ONE – BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2012

Commenting on the results, President and Chief Executive Officer Bradley L. Mallory, said: “The first quarter of 2012 got off to a slow start, but picked up appreciably in March. Although our performance was slightly better than last year, we are committed to improving significantly over the remainder of the year through carefully targeted initiatives and further cost controls.”

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,000 employees in nearly 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

Conference Call

Michael Baker Corporation has scheduled a conference call and webcast for Tuesday, May 8, at 10:00 AM Eastern Daylight Savings Time to discuss these results. Please call 877-769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.

(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems, and acquisition-related activity. Certain of these risk factors are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as the Company’s other reports filed with the Securities and Exchange Commission. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

— more —

ADD TWO - BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2012

FINANCIAL SUMMARY

(Unaudited)

	For the quarter ended
First Quarter Operating Results	April 1,	March 31,
(In thousands, except earnings per share)	2012	2011
Revenues	$151,659	$121,033
Gross profit	23,817	21,129
Operating income	1,411	1,409
Income before income taxes and noncontrolling interests	1,736	1,532
Net income from continuing operations attributable to Michael Baker Corporation	959	748
Income from discontinued operations, net of tax	737	84
Net income attributable to Michael Baker Corporation	$1,696	$832
Earnings per share:
Basic-continuing operations	$0.10	$0.08
Diluted-continuing operations	0.10	0.08
Basic-net income	0.18	0.09
Diluted-net income	$0.18	$0.09

-more-

ADD THREE - BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2012

Segment Results (Unaudited)

(In millions)

	For the quarter ended
	April 1, 2012	March 31, 2011
Revenues
Transportation	$80.5	$67.7
Federal	71.2	53.3

Total revenues	$151.7	$121.0

Gross Profit
Transportation	$13.4	$9.5
Federal	11.3	12.0
Corporate	(0.9)	(0.4)

Total gross profit	23.8	21.1

Less: SG&A
Transportation	(12.2)	(12.0)
Federal	(10.2)	(7.7)

Total SG&A	(22.4)	(19.7)

Total operating income/(loss)
Transportation	1.2	(2.5)
Federal	1.1	4.3
Corporate	(0.9)	(0.4)

Total operating income	$1.4	$1.4

Backlog	As of
(In millions)	April 1, 2012	December 31, 2011
Funded	$680.6	$684.6
Unfunded	970.6	908.6

Total	$1,651.2	$1,593.2

-more-

ADD FOUR - BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2012

Condensed Consolidated Balance Sheets	As of
(In thousands)	April 1, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$55,732	$36,050
Available for sale securities	4,374	12,323
Receivables, net	97,227	104,091
Unbilled revenues on contracts in progress	76,772	77,713
Prepaid expenses and other	9,995	8,951
Prepaid income taxes	5,920	7,149

Total current assets	250,020	246,277
Property, plant and equipment, net	19,716	20,903
Goodwill and other intangible assets, net	101,717	104,505
Deferred income tax asset	1,389	1,389
Other long-term assets	6,923	6,800

Total assets	$379,765	$379,874

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$43,331	$44,434
Accrued compensation and insurance	39,929	36,366
Billings in excess of revenues on contracts in progress	20,878	24,064
Deferred income tax liability	13,659	13,659
Income taxes payable	768	1,113
Other accrued expenses	11,600	12,905

Total current liabilities	130,165	132,541
Deferred income tax liability	16,120	16,823
Other long-term liabilities	10,401	9,881

Total liabilities	156,686	159,245

Common Stock	10,077	10,067
Additional paid-in capital	66,882	66,218
Retained earnings	150,301	148,605
Accumulated other comprehensive loss	(16)	(90)
Less - Treasury shares	(4,947)	(4,888)

Total Michael Baker Corporation shareholders’ investment	222,297	219,912
Noncontrolling interests	782	717

Total shareholders’ investment	223,079	220,629

Total liabilities & shareholders’ investment	$379,765	$379,874

# # # #